Exhibit 99.1

SBT Bancorp Announces Quarterly Dividend

SIMSBURY, Conn.--(BUSINESS WIRE)--August 17, 2012--The Board of Directors of SBT Bancorp, Inc., (OTCBB: SBTB, CUSIP 78391C106), the holding company of Simsbury Bank, declared on August 15, 2012 a quarterly cash dividend of $0.12 per share payable on September 18, 2012 to shareholders of record on September 4, 2012.

Robert J. Bogino, Chairman of the SBT Bancorp and Simsbury Bank boards, said, “The directors of SBT Bancorp are pleased to announce our quarterly dividend. We are pleased with the company’s performance and will continue to focus on increasing shareholder value in 2012 and beyond.”

Simsbury Bank is an independent, local bank for consumers and businesses. The Bank has approximately $340 million in assets. The Bank serves customers through full-service offices in Avon, Bloomfield, Granby and Simsbury, Connecticut; mortgage loan originators throughout Connecticut and a mortgage loan production office in Canton, Connecticut; Simsbury Bank Online internet banking at simsburybank.com; free ATM transactions at hundreds of machines throughout the northeastern U.S. via the SUM program; and 24 hour telephone banking. The Bank’s wholly-owned subsidiary, SBT Investment Services, Inc., offers securities and insurance products through LPL Financial and its affiliates, Member FINRA/SIPC. Simsbury Bank is wholly-owned by publicly traded SBT Bancorp, Inc. Its stock is traded over-the-counter under the ticker symbol of OTCBB: SBTB. For more information, visit www.simsburybank.com.

Certain statements in this press release, including statements regarding the intent, belief or current expectations of the Company, its directors or its officers, are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements.

CONTACT:
The Simsbury Bank & Trust Company
Anthony F. Bisceglio, CFO, 860-408-5493
860-408-4679 (fax)
abisceglio@simsburybank.com